Exhibit 1

BB&T Corporation

$1,000,000,000

5.20% Subordinated Notes Due 2015

Underwriting Agreement

New York, New York
December 16, 2003

To the Representatives
  named in Schedule I hereto
  of the Underwriters named
  in Schedule II hereto

Ladies and Gentlemen:

          BB&T Corporation, a corporation organized under the laws of North Carolina (the “Company”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (the “Representatives”) are acting as representatives, the principal amount of its securities identified in Schedule I hereto (the “Securities”), to be issued under an indenture relating to subordinated securities dated as of May 24, 1996, as supplemented by the First Supplemental Indenture dated as of December 23, 2003 (the “Indenture”), between the Company and U.S. Bank National Association, a national banking association (successor to the corporate trust business of State Street Bank and Trust Company), as trustee (the “Trustee”), as identified in Schedule I hereto. To the extent there are no additional Underwriters listed on Schedule I or II other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. Certain terms used herein are defined in Section 17 hereof.

          The Company has filed with the Commission a registration statement on Form S-3 (No. 333-105129) and pre-effective amendment no. 1 thereto for the registration of the Securities under the 1933 Act, and the offering thereof from time to time in accordance with Rule 415, and the Company has filed such post-effective amendments thereto as may be required prior to the execution of this Agreement. Such registration statement (as so amended, if applicable) has been declared effective by the Commission and the Indenture has been duly qualified under the 1939 Act. Such registration statement (as so amended, if applicable), including the Rule 430A Information, if any, or Rule 434 Information, is referred to herein as the “Registration Statement”; and the final prospectus and the prospectus supplement relating to the offering of the Securities, in the form first furnished to the Underwriters by the Company for use in connection with the offering of the Securities, are collectively referred to herein as the “Prospectus”; provided, however, that all references to the “Registration Statement” and the “Prospectus” shall be deemed to include all documents incorporated therein by reference pursuant to the 1934 Act, prior to the execution of this Agreement; provided, further, that if the Company files a Rule 462(b) Registration Statement, then, after such filing, all references to “Registration Statement” shall be deemed to include the Rule 462(b) Registration Statement; and provided, further, that if the Company elects to rely upon Rule 434 of the 1933 Act Regulations, then all references to “Prospectus” shall be deemed to include the final or preliminary prospectus and the applicable term sheet or abbreviated term sheet (the “Term Sheet”), as the case may be, in the form first furnished to the Underwriters by the Company in reliance upon Rule 434 of the 1933 Act Regulations, and all references in this Agreement to the date of the Prospectus shall mean the date of the Term Sheet. A “preliminary prospectus” shall be deemed to refer to any prospectus used before the registration statement became effective and any prospectus that omitted, as applicable, the Rule 430A Information, the Rule 434 Information or other information to be included upon pricing in a form of prospectus filed with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations, that was used after such effectiveness and prior to the execution and delivery of this Agreement. For purposes of this Agreement, all references to the Registration Statement, Prospectus, Term Sheet or preliminary prospectus or to any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to EDGAR.

          All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, Prospectus or preliminary prospectus shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference into the Registration Statement, Prospectus or preliminary prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, Prospectus or preliminary prospectus shall be deemed to mean and include the filing of any document under the 1934 Act which is incorporated by reference into the Registration Statement, Prospectus or preliminary prospectus, as the case may be.

                      1.      Representations and Warranties. The Company represents and warrants to, and agrees with, each Underwriter, as of the date hereof and as of the Closing Date (as defined below) (in each case, a "Representation Date") as set forth below in this Section 1.

        (a)      Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act. Each of the Registration Statement and any Rule 462(b) Registration Statement has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with. In addition, the Indenture has been duly qualified under the 1939 Act.

          At the respective times the Registration Statement, any Rule 462(b) Registration Statement and any post-effective amendments thereto (including the filing of the Company’s most recent Annual Report on Form 10-K (and any amendment thereto) with the Commission (as so amended, the “Annual Report on Form 10-K”)) became effective and at each Representation Date, the Registration Statement, any Rule 462(b) Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations (including, without limitation, all applicable requirements of Regulation S-X) and the 1939 Act and the 1939 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the date of the Prospectus and at the Closing Date, the Prospectus and any amendments and supplements thereto did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Company elects to rely upon Rule 434, the Company will comply with the requirements of Rule 434. Notwithstanding the foregoing, the representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement or the Prospectus.

          Each preliminary prospectus and prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b), complied when so filed in all material respects with the 1933 Act Regulations and, if applicable, each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with the offering of Securities will, at the time of such delivery, be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

        (b)        Incorporated Documents. The documents incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations (including, without limitation, all applicable requirements of Regulation S-X) and, when read together with the other information in the Prospectus, at the date of the Prospectus and at the Closing Date, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Authorization of this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

        (d)       Authorization of Securities. The Securities have been duly authorized by the Company for issuance and sale pursuant to this Agreement. Such Securities, when issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration therefor specified in this Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles, and except further as enforcement thereof may be limited by (A) requirements that a claim with respect to any Securities denominated other than in U.S. dollars (or a foreign or composite currency judgment in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (B) governmental authority to limit, delay or prohibit the making of payments outside the United States. Such Securities will be in the form contemplated by, and each registered holder thereof is entitled to the benefits of, the Indenture.

        (e)       Authorization of the Indenture. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

        (f)       Descriptions of the Securities and Indenture. The Securities being sold pursuant to this Agreement and the Indenture will conform in all material respects to the statements relating thereto contained in the Prospectus.

        (g)       Arthur Andersen LLP Audit Report; Securities Act Rule 437a. The Company has complied and will comply with the 1933 Act and all applicable 1933 Act Regulations and the 1934 Act and all applicable 1934 Act Regulations with respect to the inclusion of the audit report of Arthur Andersen LLP (“Arthur Andersen”) in the Annual Report on Form 10-K and in the Company’s Current Report on Form 8-K dated December 11, 2003 (the “December 11 Form 8-K”) and the incorporation by reference of the Annual Report on Form 10-K and the December 11 Form 8-K into the Registration Statement and into the Prospectus. With respect to the incorporation by reference of Arthur Andersen’s audit report into the Registration Statement, the Company is eligible to rely on Rule 437a and may dispense with the requirement to file the written consent of Arthur Andersen as required by Section 7 of the 1933 Act.

        (h)       Changes to Audited Financial Statements. The management of the Company has determined that (i) the changes to the Company’s audited financial statements as of the year ended December 31, 2001 and for each of the two years in the period ended December 31, 2001 (the “2001 Financial Statements”), which are reflected in the Company’s audited financial statements included in the December 11 Form 8-K, are sufficiently inconsequential such that it is not necessary for PricewaterhouseCoopers LLP (“PWC”) to reaudit the 2001 Financial Statements in their entirety, and (ii) PWC has performed any and all other audit procedures which are necessary or appropriate in light of such changes.

        (i)       No Violation of Charter or By-laws; Due Performance. To the best of the Company’s knowledge, neither the Company nor any of its subsidiaries has authorized to be taken or has taken any action which would constitute a violation of any provision of its respective charter or by-laws and no default by the Company or any subsidiary exists in the due performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument that is described in the Registration Statement or the Prospectus or filed or incorporated by reference as an exhibit to the Registration Statement.

           Any certificate signed by any officer of the Company or any subsidiary and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Underwriter on the date of such certificate and, unless subsequently amended or supplemented, at each Representation Date subsequent thereto.

                    2.       Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, at the purchase price set forth in Schedule I hereto the principal amount of the Securities set forth opposite such Underwriter’s name in Schedule II hereto.

                    3.       Delivery and Payment. Delivery of and payment for the Securities shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”). Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to an account specified by the Company. Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

                     4.        Offering by Underwriters. It is understood that the several Underwriters propose to offer the Securities for sale to the public as set forth in the Prospectus.

                      5.       Agreements. The Company agrees with each of the several Underwriters that:

        (a)       Compliance with Securities Regulations and Commission Requests. The Company, subject to Section 5(b), will comply with the requirements of Rule 430A and/or Rule 434, if and as applicable, and will notify the Representatives immediately of (i) the effectiveness of any post-effective amendment to the Registration Statement or the filing of any supplement or amendment to the Prospectus, (ii) the receipt of any comments from the Commission, (iii) any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the Prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file the Prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

        (b)       Filing of Amendments. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)), any Term Sheet or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.

        (c)       Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. If applicable, the copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

        (d)       Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter may reasonably request, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus as such Underwriter may reasonably request. If applicable, the Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

         (e)       Continued Compliance with Securities Laws. The Company will comply with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Registration Statement and the Prospectus. If at any time when the Prospectus is required by the 1933 Act or the 1934 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement in order that the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or to amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 5(b) hereof, such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters, without charge, such number of copies of such amendment or supplement as the Underwriters may reasonably request.

        (f)       Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and the jurisdictions (domestic or foreign) as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date of this Agreement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the date of this Agreement.

        (g)       Earnings Statement. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its security holders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

         (i)       Listing. The Company will use its best efforts to effect the listing of the Securities prior to the Closing Date on any national securities exchange or quotation system if and as specified in Schedule I hereto.

        (j)       Restriction on Sale of Securities. Between the date of this Agreement and the date that is 10 Business Days following the Closing Date, the Company will not, without the prior written consent of the Representatives, directly or indirectly, issue, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, the securities specified in Schedule I hereto.

         (k)       Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

                    6.       Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Securities shall be subject to the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time and as of the Closing Date, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following additional conditions:

        (a)       Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing information relating to the description of the Securities, the specific method of distribution and similar matters shall have been filed with the Commission in accordance with Rule 424(b)(l), (2), (3), (4) or (5), as applicable (or any required post-effective amendment providing that such information shall have been filed and declared effective in accordance with the requirements of Rule 430A), or, if the Company has elected to rely upon Rule 434, a Term Sheet including the Rule 434 Information shall have been filed with the Commission in accordance with Rule 424(b)(7).

        (b)       Opinion of Counsel for Company. At the Closing Date, the Representatives shall have received the favorable opinion, dated as of the Closing Date, of Womble Carlyle Sandridge & Rice, PLLC, counsel for the Company, in form and substance reasonably satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

        (c)       Opinion of Counsel for Underwriters. At the Closing Date, the Representatives shall have received the favorable opinion, dated as of the Closing Date, of Sidley Austin Brown & Wood LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, with respect to the Indenture, the Registration Statement, the Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

        (d)       Officers’ Certificate. At the Closing Date, there shall not have been, since the Execution Time or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representatives shall have received a certificate of the Chief Financial Officer of the Company and of the Chief Accounting Officer of the Company, on behalf of the Company, dated as of the Closing Date, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1 are true and correct with the same force and effect as though expressly made at and as of the Closing Date, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the Commission.

         (e)       Accountant’s Comfort Letter. At the Execution Time, the Representatives shall have received from PWC a letter, dated such date, in form and substance reasonably satisfactory to the Representatives and PWC, together with signed or reproduced copies of such letter for each of the other Underwriters to the effect set forth in Annex I hereto and to such further effect as counsel to the Underwriters may reasonably request.

        (f)       Bring-down Comfort Letter. At the Closing Date, the Representatives shall have received from PWC a letter, dated as of the Closing Date, in form and substance reasonably satisfactory to the Representatives and PWC, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (e) of this Section 6, except that the specified date referred to shall be a date not more than three business days prior to the Closing Date.

        (g)       Company’s Comfort Letter. At the Execution Time, the Representatives shall have received from the Chief Financial Officer of the Company, on behalf of the Company, a letter dated such date, in form and substance reasonably satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters, to the effect set forth in Annex II hereto and to such further effect as counsel to the Underwriters may reasonably request.

         (h)       Ratings. At the Closing Date, the Securities shall have the ratings accorded by any “nationally recognized statistical rating organization”, as defined by the Commission for purposes of Rule 436(g)(2) of the 1933 Act, if and as specified in Schedule I hereto, and the Company shall have delivered to the Representatives a letter, dated as of such date, from each such rating organization, or other evidence satisfactory to the Representatives, confirming that the Securities have such ratings. Since the Execution Time, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other securities by any such rating organization, and no such rating organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company’s other securities.

(i) Approval of Listing. At the Closing Date, the Securities shall have been approved for listing, subject only to official notice of issuance, if and as specified in Schedule I hereto.

         (j)       No Objection. If the Registration Statement or the offering of the Securities has been filed with the NASD for review, the NASD shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

         (k)       Additional Documents. At the Closing Date, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

          If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Date and such termination shall be without liability of any party to any other party except as provided in Section 7 and except that Sections 1 and 8 shall survive any such termination and remain in full force and effect. Notice of such termination shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

          The documents required to be delivered by this Section 6 shall be delivered at the office of Sidley Austin Brown & Wood LLP, counsel for the Underwriters, at 787 Seventh Avenue, New York, New York 10019, on the Closing Date.

                      7.       Payment of Expenses.

          (a)       The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing (if applicable) and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, the Indenture and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Securities, (iii) the preparation, issuance and delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors or agents, as well as the fees and disbursements of the Trustee and its respective counsel, (v) the qualification of the Securities under state securities laws in accordance with the provisions of Section 5(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation, printing and delivery of the Blue Sky Survey and any Legal Investment Survey, and any amendment thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Term Sheet, and the Prospectus and any amendments or supplements thereto, (vii) the fees charged by nationally recognized statistical rating organizations for the rating of the Securities if applicable, (viii) the fees and expenses incurred with respect to the listing of the Securities if applicable, (ix) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review, if any, by the NASD of the terms of the sale of the Securities, and (x) the fees and expenses of any Underwriter acting in the capacity of a “qualified independent underwriter” (as defined in Rule 2720 of the Conduct Rules of the NASD), if applicable.

          (b)       If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Company will reimburse the Underwriters severally through the Representatives on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

                     8.        Indemnification and Contribution.

          (a)       The Company agrees to indemnify and hold harmless each Underwriter and each person who controls any Underwriter within the meaning of either the 1933 Act or the 1934 Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment thereof, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact included in any preliminary prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

           (b)       Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signs the Registration Statement, and each person who controls the Company within the meaning of either the 1933 Act or the 1934 Act, to the same extent as the foregoing indemnity from the Company to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Company by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and, under the heading “Underwriting” or “Plan of Distribution”, (i) the list of Underwriters and their respective participation in the sale of the Securities, (ii) the sentences related to concessions and reallowances, (iii) the sentences related to transactions in discretionary accounts and (iv) the paragraph related to stabilization, syndicate covering transactions and penalty bids in any preliminary prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any preliminary prospectus or the Prospectus.

          (c)       Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

           (d)       In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively, “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Underwriters on the other from the offering of the Securities. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Securities) be responsible for any amount in excess of the underwriting discount or commission applicable to the Securities purchased by such Underwriter hereunder. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the 1933 Act or the 1934 Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the 1933 Act or the 1934 Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

                     9.       Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Securities agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Underwriters) the Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Underwriters do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Underwriter or the Company. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Company and any nondefaulting Underwriter for damages occasioned by its default hereunder.

                    10.       Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of and payment for the Securities, if at any time prior to such time (i) there has been, since the time of execution of this Underwriting Agreement or since the respective dates as of which information is given in the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, (ii) trading in the Company’s common stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such Exchange, (iii) a banking moratorium shall have been declared by Federal, New York State or State of North Carolina authorities, (iv) there shall have occurred a material disruption in settlement and clearing services, or (v) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated by the Prospectus (exclusive of any supplement subsequent to the date hereof).

                     11.       Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

                     12.        Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York 10179, attention of Joel S. Schlesinger, Senior Managing Director, High Grade Capital Markets department, or, if sent to the Company, will be mailed, delivered or telefaxed to 150 Stratford Road, Winston-Salem, North Carolina 27104, attention of Scott E. Reed, Senior Executive Vice President and Chief Financial Officer.

                     13.       Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

                    14.       Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

                    15.       Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

                    16.       Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

                    17.        Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.

“1933 Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“1933 Act Regulations” shall mean the rules and regulations of the Commission under the 1933 Act.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder.

“1934 Act Regulations” shall mean the rules and regulations of the Commission under the 1934 Act.

"1939 Act" shall mean the Trust Indenture Act of 1939, as amended.

“1939 Act Regulations” shall mean the rules and regulations of the Commission under the 1939 Act.

             “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“EDGAR” shall mean the Electronic Data Gathering, Analysis and Retrieval system of the Commission.

            “Effective Date” shall mean each date and time that the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement became or become effective.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“Regulation S-T” and “Regulation S-K” refer to such regulations under the 1933 Act Regulations.

“Rule 415", “Rule 424", “Rule 430A”, “Rule 434", “Rule 436” and “Rule 462” refer to such rules under the 1933 Act.

            “Rule 430A Information” shall mean information with respect to the Securities and the offering thereof permitted to be omitted from the Registration Statement when it becomes effective pursuant to Rule 430A.

            “Rule 434 Information” shall mean information with respect to the Securities and the offering thereof deemed to be a part of the Registration Statement when it becomes effective pursuant to Rule 434(d).

            “Rule 462(b) Registration Statement” shall mean a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in the second paragraph of this Agreement.

          If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the several Underwriters.

Very truly yours,

BB&T CORPORATION

By: /s/ Scott E. Reed
Scott E. Reed
Senior Executive Vice President
and Chief Financial Officer

The foregoing Agreement is
hereby confirmed and accepted
as of the date specified in
Schedule I hereto.

BEAR, STEARNS & CO. INC.

By:	/s/ T. Kelley Millet
Name: T. Kelley Millet
Title: Senior Managing Director

BB&T CAPITAL MARKETS,
A DIVISION OF SCOTT & STRlNGFELLOW, INC.

By:	/s/ William E. Hardy
Name: William E. Hardy
Title: Managing Director

For themselves and the other
several Underwriters, if any,
named in Schedule II to the
foregoing Agreement.

SCHEDULE I

Underwriting Agreement dated December 16, 2003

Registration Statement No. 333-105129

Representatives:

Bear, Stearns & Co. Inc.	BB&T Capital Markets,
383 Madison Avenue	a division of Scott & Stringfellow, Inc.
New York, NY 10179	909 East Main Street
Richmond, Virginia 23219

Title, Purchase Price and Description of Securities:

Title:	5.20% Subordinated Notes due 2015

Principal amount:	$ 1,000,000,000

Purchase price
(include accrued interest
or amortization, if any):	Price to issuer: 99.128%

Rank:	Subordinate and junior in right of payment to the prior
payment in full of all existing and future senior
indebtedness

Ratings:	A2/A-

Denominations:	$1,000 and integral multiples thereof.

Interest rate or formula:	Fixed interest: 5.20%

Interest payment dates:	June 23 and December 23, commencing June 23, 2004

Regular record dates:	The fifteenth calendar day (whether or not a Business Day) immediately preceding the applicable interest payment date

Stated maturity date:	December 23, 2015

Sinking fund provisions:	N/A

Redemption provisions:	N/A

Conversion provisions:	N/A

Other provisions:	N/A

Listing requirements:	N/A

Black-out provisions:	N/A

Indenture:	Indenture Regarding Subordinated Securities, dated as of May 24, 1996, between the Company and U.S. Bank National Association, a national banking association (successor to the corporate trust business of State Street Bank and Trust Company), as supplemented by the First Supplemental Indenture, dated as of December 23, 2003, between the Company and U.S. Bank National Association, as Trustee

Closing Date, Time and Location:	December 23, 2003 at 10:00 a.m. at
Sidley Austin Brown & Wood LLP
787 Seventh Avenue
New York, New York 10019

Type of Offering:	Non-delayed

Securities subject to Section 5(j) sale restrictions:	Fixed-income securities of the Company with greater than
five-years' maturity that do not constitute Tier 1 capital.

2

SCHEDULE II

Principal Amount of
Underwriter:	Securities to be Purchased:

Bear, Stearns & Co. Inc.	$ 350,000,000.00
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	$ 350,000,000.00
UBS Securities LLC	$ 120,000,000.00
Citigroup Global Markets Inc.	$ 50,000,000.00
Friedman, Billings, Ramsey & Co., Inc.	$ 40,000,000.00
Keefe, Bruyette & Woods, Inc.	$ 30,000,000.00
Morgan Stanley & Co. Incorporated	$ 30,000,000.00
Sandler O'Neill & Partners, L.P.	$ 30,000,000.00

Total:	$1,000,000,000.00

Exhibit A

FORM OF OPINION OF COMPANY'S COUNSEL
TO BE DELIVERED PURSUANT TO
SECTION 6(b)

          (1)       The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of North Carolina.

          (2)       The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under, or as contemplated under, the Underwriting Agreement.

          (3)       Based solely on a letter, dated as of a recent date, from the Secretary of the Board of Governors of Federal Reserve System, a copy of which has been delivered to you, the Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended.

          (4)       The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus, will not be an "investment company" as defined in the Investment Company Act of 1940, as amended.

          (5)       Branch Banking and Trust Company is validly existing as a corporation under the laws of the State of North Carolina; Branch Banking and Trust Company of South Carolina is validly existing as a corporation under the laws of the State of South Carolina; Branch Banking and Trust Company of Virginia (together with Branch Banking and Trust Company and Branch Banking and Trust Company of South Carolina, the "Subsidiaries") is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia; and each of the Subsidiaries has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus.

          (6)       The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

          (7)       The Securities have been duly authorized by the Company for issuance and sale pursuant to the Underwriting Agreement. The Securities are in the form contemplated by, and each registered holder thereof is entitled to the benefits of, the Indenture.

          (8)       The Indenture has been duly authorized, executed and delivered by the Company and has been duly qualified under the 1939 Act.

          (9)       The Securities being sold pursuant to the Underwriting Agreement and the Indenture conform, in all material respects, to the statements relating thereto contained in the Prospectus.

           (10)       The information in the Prospectus under "Description of the Debt Securities" or any caption purporting to describe any such Debt Securities, "Material United States Federal Income Tax Considerations," "Regulatory Considerations" and in the Annual Report on Form 10-K under "Regulatory Considerations," to the extent that it constitutes matters of law, summaries of legal matters, the Company's charter and bylaws or legal proceedings, or legal conclusions, has been reviewed by us and is correct in all material respects.

          (11)       The execution and delivery of the Underwriting Agreement and the Indenture and the consummation by the Company of the transactions contemplated in the Underwriting Agreement and in the Registration Statement and the Prospectus (including the issuance and sale of the Securities) and compliance by the Company with its obligations thereunder do not and will not, whether with or without the giving of notice or passage of time or both, constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument to which the Company or any subsidiary is a party or by which it or any of them may be bound, or to which any of the assets, properties or operations of the Company or any subsidiary is subject, and that is filed as an exhibit to (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (and any amendment thereto) (as so amended, the "Annual Report on Form 10-K") , (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (and any amendment thereto), (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 (and any amendment thereto), (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (and any amendment thereto), or (v) to the Registration Statement, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any Subsidiary, or any applicable law, statute, rule, regulation, judgment, order, writ or decree, known to us, of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations (provided that we are not rendering any opinion in this paragraph 11 with respect to state securities or blue sky laws or the disclosure provisions of the 1933 Act or the 1934 Act). As used herein, a "Repayment Event" means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder's behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

           (12)       To the best of our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, domestic or foreign, now pending or threatened, against or affecting the Company or any subsidiary thereof which is required to be disclosed in the Registration Statement and the Prospectus (other than as stated therein), or which might reasonably be expected to result in a material adverse change in the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Prospectus (exclusive of any supplement thereto) (a "Material Adverse Effect"), or which might reasonably be expected to materially and adversely affect the assets, properties or operations thereof or the consummation of the Underwriting Agreement, or the Indenture or the transactions contemplated therein.

          (13)       All descriptions in the Prospectus of contracts and other documents to which the Company or the Subsidiaries are a party are accurate in all material respects. To the best of our knowledge, there are no franchises, contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Registration Statement or to be filed as exhibits thereto other than those described or referred to therein or filed or incorporated by reference as exhibits thereto, and the descriptions thereof or references thereto are correct in all material respects.

          (14)       To the best of our knowledge, there are no statutes or regulations that are required to be described in the Prospectus that are not described as required.

          (15)       The Registration Statement has been declared effective under the 1933 Act. Any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b). To the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

          (16)       The Registration Statement and the Prospectus, excluding the documents incorporated by reference therein, and each amendment or supplement to the Registration Statement and Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or issue dates (other than the financial statements and supporting schedules included therein and each Trustee's Statement of Eligibility on Form T-1 (the "Form T-1s"), as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

           (17)       The documents incorporated by reference into the Prospectus (other than the financial statements and supporting schedules therein, as to which no opinion need be rendered), when they were filed with the Commission complied as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder.

          (18)       No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations under the Underwriting Agreement or in connection with the transactions contemplated under the Underwriting Agreement or the Indenture other than under the 1933 Act, the 1933 Act Regulations, the 1939 Act and the 1939 Act Regulations, which have been obtained, or as may be required under state securities or blue sky laws.

          In addition, in the course of our assistance with the preparation of the Registration Statement and the Prospectus, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company, your representatives and your counsel, at which conferences the contents of the Registration Statement and the Prospectus were discussed. Although we do not pass upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus and have not independently verified the accuracy, completeness or fairness of such statements (except as set forth in paragraphs 10, 13 and 14 above), on the basis of the foregoing and the information that was disclosed to us, (i) no facts came to our attention that lead us to believe that the Registration Statement (including any document filed under the 1934 Act and incorporated by reference therein), as of its effective date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except for financial statements, including the notes and schedules thereto and the audit reports thereon, or any other information of a financial, numerical, statistical or accounting nature set forth or referred to in the Registration Statement or any document incorporated therein by reference or any exhibits thereto, including the Form T-1s, as to which we express no view) and (ii) no facts have come to our attention that lead us to believe that the Prospectus, as of its date or the date of this opinion, contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for financial statements, including the notes and schedules thereto and the audit reports thereon, or any other information of a financial, numerical, statistical or accounting nature set forth or referred to in the Prospectus or any document incorporated therein by reference, including the Form T-1s, as to which we express no view).

          In rendering such opinion, such counsel may rely as to matters of fact (but not as to legal conclusions), to the extent they deem proper, on certificates of responsible officers of the Company and public officials. In rendering the opinion set forth in paragraph (3) and the first clause of paragraph (5) above, such counsel may rely exclusively upon certificates of appropriate officials of each such jurisdiction. Such opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991). Such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.

Annex I

FORM OF ACCOUNTANTS' COMFORT LETTER
PURSUANT TO SECTION 6(e)

FORM OF ACCOUNTANTS’ COMFORT LETTER
PURSUANT TO SECTION 6(e)

1.

We are independent certified public accountants with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission (the “SEC”).

In our opinion, the consolidated financial statements audited by us and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC.

2.

We have not audited any financial statements of the Company as of any date or any period other than December 31, 2002; although we have conducted an audit for the year ended December 31, 2002, the purpose (and therefore the scope) of such audit was to enable us to express our opinion on the consolidated financial statements as of December 31, 2002 and for the year then ended, but not on the financial statements for any interim period within such year. Therefore, we are unable to and do not express any opinion on the unaudited consolidated balance sheets, and the unaudited consolidated statements of income, of cash flows, and of changes in shareholders’ equity included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, incorporated by reference in the Registration Statement, or on the financial position, results of operations, or cash flows as of any date or period subsequent to December 31, 2002.

3.

For purposes of this letter we have read the minutes of the 2003 meetings of the shareholders, the Board of Directors, and the Audit Committee of the Company as set forth in the minute books as of December 11, 2003, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein and have carried out other procedures to December 11, 2003 (our work did not extend to the period from December 12, 2003 to December 16, 2003, inclusive), as follows:

a.	(i)

With respect to the three-month period ended March 31, 2003, the three-month and six-month periods ended June 30, 2003, and the three-month and nine-month periods ended September 30, 2003, we have performed the procedures (completed on May 12, 2003, August 11, 2003, and October 28, 2003, respectively) specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS No. 100, Interim Financial Information, on the Company’s unaudited consolidated balance sheets as of March 31, 2003, June 30, 2003, and September 30, 2003 and the unaudited consolidated statements of income, of cash flows and of changes in shareholders’ equity for the three-month period ended March 31, 2003, the three-month and six-month periods ended June 30, 2003, and the three-month and nine-month periods ended September 30, 2003; and as described in SAS No. 71, Interim Financial Information, on the Company’s unaudited consolidated balance sheets as of March 31, 2002, June 30, 2002, and September 30, 2002 and the unaudited consolidated statements of income, of cash flows and of changes in shareholders’ equity for the three-month period ended March 31, 2002, the three-month and six-month periods ended June 30, 2002, and the three-month and nine-month periods ended September 30, 2002; included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, incorporated by reference in the Registration Statement.

(ii)

Inquired of certain officials of the Company who have responsibility for financial and accounting matters whether the unaudited consolidated financial statements referred to in a(i) above comply as to form in all material respects with the applicable accounting requirements of the Act and the related rules and regulations adopted by the SEC.

The foregoing procedures do not constitute an audit conducted in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to the comments in the following paragraph. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.

4.	Nothing came to our attention as a result of the foregoing procedures, however, that caused us to believe that:

a.

any material modifications should be made to the unaudited consolidated financial statements described in 3.a., incorporated by reference in the Registration Statement, for them to be in conformity with accounting principles generally accepted in the United States of America.

b.

The unaudited condensed consolidated financial statements described in 3.a. do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related rules and regulations adopted by the SEC.

5.

Company officials have advised us that no financial data as of any date or for any period subsequent to September 30, 2003 are available; accordingly, the procedures carried out by us with respect to changes in financial statement items after September 30, 2003 have, of necessity, been even more limited than those with respect to the periods referred to in 2. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether (a) at November 30, 2003 (our work did not extend to the period from December 1, 2003 to December 16, 2003) there was any change in the common stock, increase in long-term debt, or decrease in shareholders’ equity of the Company and subsidiaries consolidated as compared with amounts shown in the September 30, 2003 unaudited consolidated balance sheet included in the Form 10-Q for the quarter ended September 30, 2003 incorporated by reference in the Registration Statement or (b) for the period from October 1, 2003 to November 30, 2003 (our work did not extend to the period from December 1, 2003 to December 16, 2003), there were any decreases, as compared with the corresponding period in the preceding year, in net interest income or net income. For the above changes, the threshold utilized for reporting in this letter was 5% in the applicable direction. On the basis of these inquiries and our reading of the minutes as described in 3, nothing came to our attention that caused us to believe that there was any such change, increase or decrease.

6.

For purposes of this letter, we have also read the items identified by you on the attached copies of the documents identified below forming part of the Registration Statement and have performed the following procedures, which were applied as indicated with respect to the symbols explained below, within a threshold of $1 million. We make no comment as to whether the SEC would view any non-GAAP financial information included or incorporated by reference in the Registration Statement as being compliant with requirements of Regulation G or Item 10 of Regulation S-K.

Form 8-K dated December 11, 2003 with audited financial statements for the year ended December 31, 2002

1-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances.

2-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances. When performing procedures on average balances, we make no comment as to the appropriateness of the Company’s method of computing average balances.

3-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the Company’s computation of capital ratios pursuant to Federal Reserve Board guidelines. We also make no comment as to the appropriateness of any regulatory adjustments made by the Company to comply with regulatory reporting requirements of the Federal Financial Institutions Examination Council.

4-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the asset quality indicators (e.g., classification of nonperforming asset or loan status), or the data derived therefrom.

5-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the tax rates used in the Company’s taxable-equivalent adjustment.

6-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the Company’s classification by expense type or activity.

7-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the Company’s determination of expected maturity or expected duration.

8-

Compared to a corresponding amount included in or derived from the Company’s audited financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2001 and found them to be in agreement. Those consolidated financial statements were audited, prior to the revisions described on the inside front cover of the Form 10-K/A for the year ended December 31, 2001 as filed with the Securities and Exchange Commission dated August 12, 2002, by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion dated January 28, 2002 on those financial statements prior to the revisions referred to above. As described on the inside front cover of Form 10-K/A as referred to above, certain information contained in those financial statements differs from that presented or was not included in the financial statements referred to in the report of the other independent accountants incorporated by reference in the Registration Statement. The report of the other independent accountants referred to above was not reissued by the other independent accountants in connection with the Registration Statement and the other independent accountants did not consent to the use of such report in the Registration Statement. It should be noted that we have not audited or reviewed the financial statements of the Company for the years ended December 31, 2001, 2000, 1999, or any other period prior thereto or performed any other procedures with respect thereto and, accordingly, we are unable to and do not express any opinion or any other form of assurance on those financial statements or the data derived therefrom. As described on the inside front cover of the Form 10-K/A, certain information contained in those financial statements differs from that presented in the financial statements referred to in the report of the other independent accountants.

9-	The following exceptions were noted in performing the procedures in symbol 1 above:

	As Report	As Compared
	by the	by
Page #	Company	PricewaterhouseCoopers LLP
32	Table 17	See explanation below.

Explanation of page 32 exception: PwC noted that Table 17 is based on a model that the Company indicated only captures approximately 90% of all of December 31, 2002 balances and uses estimates to extrapolate the remaining 10%. The model is based on a balance sheet date prior to December 31, 2002 and extrapolates the differences among categories based upon a pro rata basis in order to have ending balances agree to general ledger.

Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, respectively

10-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances.

11-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances. When performing procedures on average balances, we make no comment as to the appropriateness of the Company’s method of computing average balances.

12-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the Company’s computation of capital ratios pursuant to Federal Reserve Board guidelines. We also make no comment as to the appropriateness of any regulatory adjustments made by the Company to comply with regulatory reporting requirements of the Federal Financial Institutions Examination Council.

13-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the tax rates used in the Company’s taxable-equivalent adjustment.

14-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the Company’s classification by hedge or derivative type, the average rate amounts, or to the estimated fair values of each derivative class.

15-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the Company’s classification by expense type or activity.

16-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. We make no comment as to the appropriateness of the asset quality indicators (e.g., classification of nonperforming asset or loan status), or the data derived therefrom.

17-

Compared to a corresponding amount included in or derived from the Company’s audited financial statements for the year ended December 31, 2002, incorporated by reference in the Registration Statement (i.e., included in the Form 8-K dated December 11, 2003 with financial statements for the year ended December 31, 2002) and found them to be in agreement.

18-	The following exceptions were noted in performing the procedures in symbol 10 above:

			As Reported	As compared
			by the	By
Report	Date	Page #	Company	PricewaterhouseCoopers LLP
Form 10-Q	June 30, 2003	27	$250.1 Million	$248.5 Million
Form 10-Q	September 30, 2003	24	6.2 Billion	6.3 Billion
Form 10-Q	September 30, 2003	27	9.4 Billion	9.5 Billion
Form 10-Q	September 30, 2003	47	102.7 Million	92.9 Million
Form 10-Q	September 30, 2003	48	83.2 Million	92.9 Million
Form 10-Q	September 30, 2003	48	19.4	22.2

Draft Prospectus dated December 12, 2003 and Draft Prospectus Supplement dated December 12, 2003

19-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances.

20-

Compared to a corresponding amount included in or derived from the Company’s unaudited financial statements for the three and nine months ended September 30, 2002 and 2003, or the financial statements at December 31, 2002 included in the Form 8-K dated December 11, 2003, incorporated by reference in the Registration Statement, and found them to be in agreement.

21-

Compared to a corresponding amount included in or derived from the Company’s audited financial statements as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2001 and found them to be in agreement. Those financial statements were audited by other independent accountants whose report, dated January 28, 2002, was unqualified. It should be noted that we have not audited or reviewed the financial statements of the Company for the years ended December 31, 2001 and 2000 or performed any other procedures with respect thereto and, accordingly, we are unable to and do not express any opinion or any other form of assurance on those financial statements or the data derived therefrom. As described on the inside front cover of the Form 10-K/A filed with the Securities and Exchange Commission on August 12, 2002, certain information contained in those financial statements differs from that presented in the financial statements referred to in the report of the other independent accountants incorporated by reference in the Registration Statement. The report of the other independent accountant referred to above was not reissued by the other independent accountant in connection with the Registration Statement and the other independent accountant did not consent to the use of such report in the Registration Statement.

22-

Recomputed from the actual column for the proposed use of proceeds of the Notes to be offered by means of this Registration Statement as described under “Use of Proceeds”. However, we make no comment as to whether the sale of the subordinated notes will be consummated and the use of proceeds as described therein will actually occur.

23-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However we make no comment as to the appropriateness of the Company’s determination of the interest component of rental expense.

24-	Not used.

Form 8-K dated November 19, 2003

25-

Compared and agreed or recalculated and agreed, as appropriate, to a schedule prepared by the Company from its accounting records. We (a) compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement and (b) determined that the schedule was arithmetically correct. However, as applicable, we make no comment as to the stated reasons for changes in balances or to the appropriateness of the Company’s determination of the interest component of rental expense.

26-

Compared to a corresponding amount included in or derived from the Company’s unaudited financial statements for the three and nine months ended September 30, 2002 and 2003, or the financial statements at December 31, 2002 included in the Form 8-K dated December 11, 2003, incorporated by reference in the Registration Statement, and found them to be in agreement.

*********

7.

Our audit of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter comprised audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For none of the periods referenced to therein, or any other period, did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above, and, accordingly, we express no opinion thereon.

8.

The procedures enumerated in paragraph 7 do not constitute an audit conducted in accordance with generally accepted auditing standards. Accordingly, we make no representations regarding the sufficiency of the foregoing procedures for your purposes.

9.

It should be understood that we make no representations regarding questions of legal interpretation or regarding the sufficiency for your purposes of the procedures enumerated in the preceding paragraphs; also, such procedures would not necessarily reveal any material misstatement of the amounts or percentages identified therein. Further, we have addressed ourselves solely to the foregoing data as set forth or incorporated by reference in the Registration Statement and make no representations regarding the adequacy of disclosure or regarding whether any material facts have been omitted.

10.

This letter is solely for the information of the addressees and to assist the addressees and for the information of and to assist the underwriters in conducting and documenting its investigation of the affairs of the Company in connection with the offering of Notes covered by the Registration Statement, and it is not to be used, circulated, quoted, or otherwise referred to for any other purpose, including but not limited to the registration, purchase or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the underwriting agreement or in any list of closing documents pertaining to the offering of securities covered by the Registration Statement.

Yours very truly,

Annex II

FORM OF COMPANY'S COMFORT LETTER
PURSUANT TO SECTION 6(g)

This comfort letter of BB&T Corporation (the "Company") is being delivered on behalf of the Company by Scott E. Reed, Senior Executive Vice President and Chief Financial Officer of the Company, pursuant to Section 6(g) of the Underwriting Agreement dated December 16, 2003 among the Company and Bear, Stearns & Co. Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, Inc., as representatives of the underwriters named in Schedule I thereto.

(1)	I hereby certify that I am the duly elected Chief Financial Officer of the Company.

(2)

I have read (i) the Registration Statement (including the prospectus contained therein), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and any amendments thereto, (iii) the Company’s Quarterly report on Form 10-Q for the quarter ended March 31, 2003 and any amendment thereto, (iv) the Company’s Quarterly report on Form 10-Q for the quarter ended June 30, 2003 and any amendment thereto, (v) the Company’s Quarterly report on Form 10-Q for the quarter ended September 30, 2003 and any amendment thereto, (vi) the Company’s Current Report on Form 8-K dated November 19, 2003, (vii) the December 11 Form 8-K and (viii) the prospectus supplement of the Company to be filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and the accompanying prospectus and the related published rules and regulations.

(3)

For purposes of this letter, I have read the following information identified by you on the attached copies of certain pages of the prospectus forming part of the Registration Statement and on the attached copies of the documents incorporated by reference therein, and have performed or have caused to be performed the following procedures stated below with respect to such information, which were applied as indicated with respect to the symbols explained below.

A.	Recomputed and/or compared to corresponding amounts appearing in the accounting records of the Company and found the amounts (as adjusted for rounding, where appropriate) to be in agreement.

B.

Compared and agreed (as adjusted for rounding, where appropriate), or recalculated and agreed (as adjusted for rounding, where appropriate), to a schedule prepared by the Company from its accounting records, and compared the amounts on the schedule to corresponding amounts appearing in the accounting records and found the amounts to be in agreement (as adjusted for rounding, where appropriate) and determined that the amounts on the schedule were arithmetically correct.

(4)

This letter is solely for the information of the addressees and to assist the underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of the securities covered by the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any other purpose, including but not limited to the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the underwriting agreement or in any list of closing documents pertaining to the offering of the securities covered by the Registration Statement.

BB&T CORPORATION

By:
Name:
Title:

II-2